Exhibit 10. Material Contracts

                        POLARIS AIRCRAFT INCOME FUND IV






--------------------------------------------------------------------------------



                               SERVICES AGREEMENT


                                 By and Between


                   POLARIS INVESTMENT MANAGEMENT CORPORATION,
                         a California corporation, and



                      GE CAPITAL AVIATION SERVICES, INC.,
                             a Delaware corporation






                            Dated as of July 1, 1994



--------------------------------------------------------------------------------

                               SERVICES AGREEMENT


                               TABLE OF CONTENTS
                               -----------------
                                                                  PAGE
                                                                  ----
1.  DEFINITIONS     . . . . . . . . . . . . . . . . . . . . . . .   1

2.  PROVISION OF SERVICES AND COMPENSATION THEREFOR . . . . . . .   3
     2.1     Performance of Services; Staff and Resources . . . .   3
     2.2     Compensation for Services  . . . . . . . . . . . . .   4
     2.3     Expense Reimbursement  . . . . . . . . . . . . . . .   4
     2.4     Subordination  . . . . . . . . . . . . . . . . . . .   5
     2.5     Standard of Performance  . . . . . . . . . . . . . .   5
     2.6     Cooperation  . . . . . . . . . . . . . . . . . . . .   5
     2.7     Servicer Not a General Partner . . . . . . . . . . .   5
     2.8     PIMC Responsibility  . . . . . . . . . . . . . . . .   5

3.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . .   6
     3.1     Representations by PIMC  . . . . . . . . . . . . . .   6
     3.2     Representations by Servicer  . . . . . . . . . . . .   6
     3.3     Survival . . . . . . . . . . . . . . . . . . . . . .   7

4.  CONTROL AND DECISION-MAKING . . . . . . . . . . . . . . . . .   7
     4.1     General Partner's Role; Actions Requiring
             Approval . . . . . . . . . . . . . . . . . . . . . .   7
     4.2     Servicer Committee . . . . . . . . . . . . . . . . .   8
     4.3     Reports and Other Documents  . . . . . . . . . . . .   8
     4.4     Access . . . . . . . . . . . . . . . . . . . . . . .   9
     4.5     Maintenance of Books and Records . . . . . . . . . .   9

5.  EXCULPATION AND INDEMNIFICATION . . . . . . . . . . . . . . .   9
     5.1     Exculpation and Indemnification of Servicer  . . . .   9
     5.2     Exculpation and Indemnification of PIMC  . . . . . .  10

6.  TERM AND TERMINATION  . . . . . . . . . . . . . . . . . . . .  10
     6.1     Term   . . . . . . . . . . . . . . . . . . . . . . .  10
     6.2     Termination by PIMC  . . . . . . . . . . . . . . . .  10
     6.3     Termination by Servicer  . . . . . . . . . . . . . .  10
     6.4     Effect of Termination  . . . . . . . . . . . . . . .  11
     6.5     Post-Termination Matters . . . . . . . . . . . . . .  11

7.  ASSIGNMENT      . . . . . . . . . . . . . . . . . . . . . . .  12

8.  CONFLICTS OF INTEREST . . . . . . . . . . . . . . . . . . . .  12

9.  NO THIRD PARTY BENEFICIARIES  . . . . . . . . . . . . . . . .  13















                                                                 PAGE
                                                                  ----
10.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . .  13
    10.1     No Commingling . . . . . . . . . . . . . . . . . . .  13
    10.2     Successors and Assigns . . . . . . . . . . . . . . .  13
    10.3     Governing Law  . . . . . . . . . . . . . . . . . . .  13
    10.4     Entire Agreement . . . . . . . . . . . . . . . . . .  13
    10.5     Waivers  . . . . . . . . . . . . . . . . . . . . . .  13
    10.6     Counterparts . . . . . . . . . . . . . . . . . . . .  13
    10.7     Independent Contractor Relationship  . . . . . . . .  14
    10.8     Further Assurances . . . . . . . . . . . . . . . . .  14
    10.9     Severability . . . . . . . . . . . . . . . . . . . .  14
   10.10     Notices  . . . . . . . . . . . . . . . . . . . . . .  14
   10.11     Titles and Captions  . . . . . . . . . . . . . . . .  15
   10.12     Amendments to Partnership Agreement  . . . . . . . .  15
   10.13     Attorneys' Fees  . . . . . . . . . . . . . . . . . .  15
   10.14     Additional Insured . . . . . . . . . . . . . . . . .  15
   10.15     Net Worth of Servicer  . . . . . . . . . . . . . . .  15















































                               SERVICES AGREEMENT
                                ------------------


          THIS SERVICES AGREEMENT ("Services Agreement") is entered into to be effective as of July 1, 1994, by and between: GE CAPITAL AVIATION SERVICES, INC., a Delaware corporation ("Servicer"), and POLARIS INVESTMENT MANAGEMENT CORPORATION, a California corporation ("PIMC").


                                    RECITALS
                                    --------

          A. PIMC currently serves as general partner of Polaris Aircraft Income Fund IV, a California Limited Partnership formed under the laws of the State of California (the "Partnership").


          B. PIMC desires to enter into this Services Agreement with Servicer in order to engage Servicer to perform or cause to be performed for the Partnership certain services which are more specifically described in
Section 2.

          C. Servicer, having personnel with substantial expertise in the areas of managing, leasing, selling and otherwise dealing with aircraft of the type owned by the Partnership and providing administrative services in connection therewith, and having the capability, technology and other supporting resources to perform the services as they are required to be performed by Servicer pursuant to this Services Agreement, desires to be engaged to perform such services.

          D. PIMC will continue to maintain such executive personnel and other staff as PIMC shall determine in order to enable PIMC to discharge all of its responsibilities, including those referred to in this Services Agreement.


                                   AGREEMENT
                                   ---------

          NOW, THEREFORE, in consideration of the mutual provisions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


1.   DEFINITIONS.
     -----------

          For purposes of this Services Agreement, the following terms shall have the respective meanings ascribed to them below. Capitalized terms used herein, but not otherwise defined below or elsewhere in this Services Agreement, shall have the respective meanings assigned to them in the Partnership Agreement (as such term is hereinafter defined):

          Affiliate of any person shall mean: (i) any other person directly or indirectly controlling, controlled by or under common control with such person; (ii) any other person owning or controlling ten percent or more of the outstanding voting securities of such person; (iii) any officer, director or partner of such person; and (iv) if such other person is an officer, director or partner, any company for which such person acts in such capacity.

          Aircraft shall mean the aircraft owned directly or indirectly by the Partnership and any related equipment, including spare parts and engines, and shall include any beneficial interest in an Aircraft.

          Aircraft Management Fee shall have the meaning set forth in the Partnership Agreement.

          Aircraft Management Services shall mean the Aircraft management services which are provided to the Partnership by PIMC pursuant to the terms of the Partnership Agreement in managing the Partnership's portfolio of Aircraft, and shall include the services described in Section 9.3 of the Partnership Agreement with respect to the Aircraft.

          Aircraft Sales Services shall mean the services which are provided to the Partnership by PIMC pursuant to the terms of the Partnership Agreement in connection with the sale or other disposition of one or more of the Aircraft by the Partnership.

          Assignment shall have the meaning set forth in Section 7 of this Services Agreement.

          Cash Available from Operations shall have the meaning set forth in
     Section 2.1 of the Partnership Agreement.

          Cash Available from Sale Proceeds shall have the meaning set forth in
     Section 2.1 of the Partnership Agreement.

          Conflicts Standard shall have the meaning set forth in Section 8 of this Services Agreement.

          Effective Date shall mean July 1, 1994.

          GE Capital shall mean General Electric Capital Corporation, a New York corporation.

          Legal Proceeding shall mean any action, suit, litigation, arbitration, proceeding (including, without limitation, any civil, criminal, administrative or appellate proceeding), prosecution, audit, examination, inquiry, inquest, hearing or investigation.

          Other Assets shall have the meaning set forth in Section 8 of this Services Agreement.

          Partnership shall have the meaning set forth in Recital A.

          Partnership Agreement shall mean the Amended and Restated Limited Partnership Agreement governing the affairs of the Partnership in effect as of the Effective Date, as the same may be amended thereafter from time to time.

          Partnership Expenses shall mean any expenses that the Partnership may permissibly pay or reimburse to PIMC or an Affiliate of PIMC pursuant to the terms of the Partnership Agreement, including but not limited to all such expenses which are described in Section 10.1 of the Partnership Agreement.

          PIMC Managed Asset shall have the meaning set forth in Section 8 of this Services Agreement.

          Portfolio Management Services shall mean the portfolio and partnership management services which are provided to the Partnership pursuant to the terms of the Partnership Agreement, including but not limited to:




               (i) preparing or causing to be prepared certain reports, statements and other relevant information relating to the Partnership as PIMC may from time to time request;

               (ii) employing employees, agents, independent contractors, brokers, attorneys, accountants and other persons to perform services for the Partnership, and dismissing such persons;

               (iii) preparing, filing and publishing any and all instruments or documents necessary to enable the Partnership to transact business or otherwise to exist, operate and be recognized as a limited partnership in jurisdictions outside California;

               (iv) preparing financial projections of future results of operations;

               (v) causing to be performed any substantive accounting or tax related research on new issues;

               (vi) pursuant to the appropriate instruction by PIMC, causing checks to be signed and approving wire transfers from bank accounts;

               (vii) preparing and coordinating any communication regarding delinquent payments with aircraft lessees; and

               (viii) performing financial analyses with respect to capitalization of aircraft expenditures.

     ; provided, however, that Portfolio Management Services shall not include
     (i) Aircraft Management Services, (ii) Aircraft Sales Services,
     (iii) investor relations services, and (iv) those accounting and financial reporting services defined as the "Services" in that certain Program Accounting and Financial Reporting Administration Agreement between PIMC and ReSource/Phoenix, a division of Phoenix Leasing Incorporated.

          Sales Commission shall have the meaning assigned to such term in
     Section 2.1 of the Partnership Agreement.

          Servicer Committee shall have the meaning set forth in Section 4.2 of this Services Agreement.

          Services shall mean the Aircraft Sales Services, the Aircraft Management Services, and the Portfolio Management Services.

          Standard of Performance shall have the meaning set forth in
     Section 2.5 of this Services Agreement.

          Termination Date shall mean the date on which this Services Agreement terminates pursuant to the provisions of Section 6 of this Services Agreement.

          Unit Holders shall mean the investors in the Partnership, whether denominated as limited partners or unit holders, and their respective assignees or transferees.


2.   PROVISION OF SERVICES AND COMPENSATION THEREFOR.
     -----------------------------------------------

     2.1 Performance of Services; Staff and Resources. From and after the Effective Date, Servicer shall provide or arrange for the provision of the



Aircraft Management Services, Aircraft Sales Services and Portfolio Management Services. Servicer shall employ or otherwise engage such staff and maintain such supporting resources as Servicer shall reasonably deem necessary, both in number and in quality, to enable Servicer to perform the Services in accordance with the terms of this Services Agreement.

     2.2 Compensation For Services. As full compensation for the performance of the Services by Servicer, PIMC shall pay to Servicer the following amounts:

          (i) an amount equal to fifty percent (50%) of the Aircraft Management Fees received by PIMC at any time pursuant to Section 9.3 of the Partnership Agreement with respect to the period from the Effective Date until the Termination Date, which amount shall be paid to Servicer within five days after the date on which PIMC receives the corresponding Aircraft Management Fees;

          (ii) an amount equal to all Sales Commissions received by PIMC at any time pursuant to Section 9.4 of the Partnership Agreement with respect to sales of Aircraft arranged or effected by Servicer pursuant to this Services Agreement during the period from the Effective Date until the Termination Date, which amount shall be paid to Servicer by PIMC within five days after the date on which PIMC receives the corresponding Sales Commissions with respect to such Aircraft;

          (iii) within five days after the end of each calendar year, with respect to the immediately preceding year, an amount equal to the difference between (A) the Cash Available From Operations and Cash Available From Sale Proceeds which PIMC receives from the Partnership during such preceding year, and (B) any amounts paid with respect to such preceding year by PIMC to parties other than Servicer for services related to the Partnership (not including any such amounts for which PIMC is entitled to reimbursement from the Partnership); and

          (iv) an amount equal to the reimbursement (the "Expense Reimbursement") for Partnership Expenses which PIMC receives from the Partnership pursuant to Section 2.3 herein on account of expenses incurred by Servicer in performing the Services pursuant to this Services Agreement.

     2.3 Expense Reimbursement. The Expense Reimbursement to be made to Servicer pursuant to clause (iv) of Section 2.2 shall be based upon Services actually performed by Servicer during the period from the Effective Date until the Termination Date, and shall be subject to all of the expense reimbursement limitations set forth in the Partnership Agreement, including but not limited to those set forth in Sections 10.1 and 10.2 of the Partnership Agreement. Servicer shall on a monthly basis submit to PIMC an itemized statement of expenses incurred by Servicer in performing the Services pursuant to this Services Agreement for the immediately preceding month as to which Servicer believes it is entitled to reimbursement pursuant to the Partnership Agreement. Such statement shall be accompanied by such supporting detail and documentation (including without limitation employee time records, receipts, expense allocation information and the like) as PIMC shall reasonably request. After receiving such itemized statement and such detail and documentation for a particular month, PIMC shall review the same and promptly make a determination of the amount of such expenses which are "Partnership Expenses" and as to which Servicer is entitled to be reimbursed pursuant to the Partnership Agreement. The determination of PIMC in this regard shall be final and binding upon Servicer, absent manifest error on the part of PIMC. Promptly after making such determination, PIMC shall submit to the Partnership for reimbursement the amount of Partnership Expenses PIMC so determines are reimbursable, and will


pay to Servicer an amount equal to the amount of such expenses actually reimbursed by the Partnership to PIMC on account of Services performed by Servicer, within five days after the date PIMC receives such reimbursement from the Partnership.

     2.4 Subordination. Servicer hereby acknowledges that payments by the Partnership to PIMC of Sales Commissions are subordinated to certain returns to the Unit Holders as provided in Section 9.4 of the Partnership Agreement and that no amounts will be paid to Servicer unless and until such time, if any, as PIMC shall actually receive from the Partnership the Sales Commissions.

     2.5 Standard of Performance. In performing the Services required to be performed by it pursuant to this Services Agreement, Servicer shall perform such Services (i) in accordance with all applicable laws, rules and regulations, (ii) in a manner that is consistent with all applicable provisions of the Partnership Agreement (and Servicer shall take no action with respect to the Partnership which PIMC as general partner of the Partnership is not permitted to take), and (iii) with such care and in accordance with such standards of performance as would be applied to the general partner of the Partnership pursuant to the terms of the Partnership Agreement if the general partner had performed such Services directly (including, without limitation, in accordance with any fiduciary duty owed by the general partner of the Partnership as a result of its status as general partner of the Partnership). Without limiting the generality of the foregoing, Servicer shall not directly or indirectly take any of the actions prohibited by Section 15.3 of the Partnership Agreement. (The standards set forth in this Section 2.5 shall be referred to collectively as the "Standard of Performance").

     2.6 Cooperation. PIMC shall at all times cooperate with Servicer to enable Servicer to provide the Services, including providing Servicer with all powers of attorney as may be reasonably necessary or appropriate for Servicer to perform the Services.

     2.7 Servicer Not a General Partner. PIMC shall continue to serve as general partner of the Partnership and shall continue to have all of the rights, powers, and interests as general partner, whether granted to it by the Partnership Agreement, by applicable law, rule or regulation, or otherwise. Nothing in this Services Agreement is intended to imply that Servicer is acting as or substituting for PIMC as the general partner of the Partnership, and PIMC acknowledges that the responsibility for the Partnership and the protection of the assets of the Partnership which PIMC had immediately prior to the Effective Date by virtue of its role as general partner of the Partnership shall remain with PIMC, and PIMC shall take such actions as PIMC deems necessary or appropriate in order to discharge such responsibility. Without limiting the foregoing, no provision of this Services Agreement (including without limitation the provisions of this Section 2 requiring Servicer to perform Portfolio Management Services for the Partnership) shall be construed as stating or implying that Servicer is acting as or substituting for PIMC as general partner of the Partnership, or that Servicer has assumed any fiduciary duty that PIMC, as general partner of the Partnership, has had or hereafter has.

     2.8 PIMC Responsibility. Notwithstanding the appointment of Servicer to perform the Services, PIMC shall continue to have and exercise through the PIMC board of directors control and management of all matters related to its ongoing business, operations, assets and liabilities.





3.   REPRESENTATIONS AND WARRANTIES
     ------------------------------

     3.1 Representations by PIMC. PIMC hereby represents and warrants to Servicer as follows:

          (i) PIMC (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and (b) has full corporate power and authority to enter into this Services Agreement and to perform all of the terms, conditions and provisions set forth herein to be performed by PIMC, and the execution, delivery and performance of this Services Agreement by PIMC have been duly authorized by all necessary action on the part of PIMC and its officers, directors and stockholder, and this Services Agreement has been duly executed and delivered by PIMC;

          (ii) this Services Agreement is binding upon and enforceable against PIMC in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

          (iii) none of the transactions hereby contemplated to be performed by PIMC, nor the fulfillment of the terms, provisions and conditions hereof, will materially conflict with, or result in a material breach of any of the material terms, conditions, or provisions of, or constitute a default under (a) any of the provisions of PIMC's articles of incorporation or bylaws, (b) any resolution adopted by the stockholder or board of directors of PIMC, or (c) any material agreement or instrument to which PIMC is a party or by which it is bound;

          (iv) the Partnership Agreement permits PIMC to engage Servicer to perform the Services described in this Services Agreement on the terms set forth herein;

          (v) the copy of the Partnership Agreement heretofore provided to Servicer is a true, correct and complete copy; and

          (vi)  PIMC is the sole general partner of the Partnership.

     3.2 Representations by Servicer. Servicer hereby represents and warrants to PIMC as follows:

          (i) Servicer (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (b) has full corporate power and authority to enter into this Services Agreement and to perform all of the terms, conditions and provisions set forth herein to be performed by Servicer, and the execution, delivery and performance of this Services Agreement by Servicer have been duly authorized by all necessary action on the part of Servicer and its officers, directors and stockholder, and this Services Agreement has been duly executed and delivered by Servicer;

          (ii) this Services Agreement is binding upon and enforceable against Servicer in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); and

          (iii) none of the transactions hereby contemplated to be performed by Servicer, nor the fulfillment of the terms, provisions and conditions


     hereof, will materially conflict with, or result in a material breach of any of the material terms, conditions, or provisions of, or constitute a default under (a) any of the provisions of Servicer's certificate of incorporation or bylaws, (b) any resolution adopted by the stockholder or board of directors of Servicer, or (c) any material agreement or instrument to which Servicer is a party or by which it is bound.

     3.3 Survival. All representations and warranties contained in this Services Agreement or made pursuant hereto or in connection herewith shall remain in effect for a period of 12 months after the Termination Date, after which they shall expire and cease to be of any force and effect, provided that any representation or warranty which is not true when made and which is made fraudulently and with intent to defraud or mislead shall survive such 12-month period.


4.   CONTROL AND DECISION-MAKING.
     ---------------------------

     4.1  General Partner's Role; Actions Requiring Approval.

          (a) PIMC, as general partner of the Partnership, shall have the right to review and supervise all actions taken by Servicer hereunder. Servicer shall take any actions relating to this Services Agreement that PIMC may direct so long as such actions are reasonably deemed by PIMC to be necessary or appropriate in order to permit PIMC to fulfill its fiduciary duties as general partner of the Partnership or otherwise to be in the best interests of the Partnership or its Unit Holders.

          (b) Except as provided in this subsection (b) or subsection (c) below, Servicer shall have the power and authority to provide or arrange for the provision of the Services, without prior approval from PIMC. Notwithstanding anything herein to the contrary, the following actions with respect to the Partnership shall require the prior approval of PIMC, and if Servicer shall propose that PIMC approve any of the following actions with respect to the Partnership, it shall prepare and submit to PIMC, at a time sufficiently far in advance of the date such action is proposed to be taken as is reasonably necessary for PIMC to consider whether or not to approve such proposed action (and in no event less than five days prior to the date of such proposed action), a written description of the proposed action stating the basis therefor and Servicer's recommendation with respect thereto (together with such supporting materials as PIMC may reasonably request):

          (i) selling or otherwise disposing of one or more Aircraft by the Partnership (including, without limitation, the sale or other disposition of an Aircraft as parts or scrap);

          (ii) entering into any new lease (or any renewal or extension of an existing lease) with respect to any Aircraft;

          (iii) terminating or modifying any lease with respect to any Aircraft;

          (iv) financing or refinancing one or more Aircraft by the Partnership;

          (v)  borrowing money by the Partnership;

          (vi)  surrendering an Aircraft to a lender;





         (vii) filing for protection under the bankruptcy laws by the Partnership;

          (viii)  deferring or waiving any Partnership obligations to PIMC;

          (ix)  hiring counsel for the Unit Holders;

          (x) making material capital, maintenance or inspection expenditures for the Partnership;

          (xi)  hiring any broker to sell or lease any Aircraft;

          (xii) causing an Aircraft to be placed in storage for a period in excess of thirty days;

          (xiii) transferring Partnership assets to a master limited partnership or any other form of so-called partnership roll-up;

          (xiv) entering into any contract (including, without limitation, any contract of sale), agreement or instrument other than a contract, agreement or instrument entered into in the ordinary course of business that has a term of less than one year and that does not contemplate payments which will exceed, over the term of the contract, agreement or instrument, $100,000 in the aggregate;

          (xv) issuing any guaranty on behalf of, or otherwise pledging the credit of, the Partnership;

          (xvi) incurring on behalf of the Partnership any liability (actual or contingent) or causing any such liability to be incurred;

          (xvii)  amending the Partnership Agreement in any respect;

          (xviii) changing in any material respect the type or amount of insurance coverage in place for the Partnership as of the Effective Date;

          (xix)  making any distributions to Unit Holders;

          (xx) commencing any Legal Proceeding with respect to the Partnership or the Aircraft; and

          (xxi) incurring any Partnership Expenses for which Servicer will seek reimbursement pursuant to this Services Agreement which exceed in the aggregate, for any calendar month, the sum of $10,000.

          (c) In addition to the matters listed in subsection (b) above, PIMC shall have the right, upon at least ten (10) days' prior written notice to Servicer, to designate any additional action as an action that shall require PIMC's prior approval if, in PIMC's reasonable judgment, such designation is reasonably necessary in order to permit PIMC to carry out its fiduciary duties as general partner of the Partnership.

     4.2 Servicer Committee. Servicer has established or shall hereafter establish a committee (the "Servicer Committee) which shall have, and shall regularly exercise, the authority to approve matters relating to this Services Agreement. Servicer shall submit to PIMC for PIMC's approval only those proposed actions which have previously been approved by the Servicer Committee.

     4.3 Reports and Other Documents. Servicer shall supply to PIMC the following documents and reports:



          (i) copies of all correspondence and reports prepared by, or at the direction of, Servicer and sent to or filed on behalf of the Partnership with any federal regulatory agency (including, without limitation, the Securities and Exchange Commission) or with any state or local regulatory agency;

          (ii) copies of all complaints, arbitration notices, mediation notices, cease and desist orders and other similar orders from federal, state or local regulatory authorities or other third parties, notices threatening any Proceeding, and any other similar notices, in each case which are received by Servicer and which relate to the Partnership or its assets or operations;

          (iii) copies of the annual report (including audited financial statements) and related management letters normally prepared with respect to the Partnership by the independent certified public accountants for the Partnership;

          (iv) any return (including any informational return), report, statement, schedule, notice, form or other document or information prepared by, or at the direction of, Servicer and filed with or submitted to, or required to be filed with or submitted to, any federal, state or local governmental agency in connection with the determination, assessment, collection, or payment of any tax, assessment, deficiency or other fee relating in any way to the Partnership or its assets or operations; and

          (v) copies of such other documents and reports relating to this Services Agreement as PIMC may reasonably request.

Copies of the materials described in clauses (i), (iii) and (iv) above shall be submitted to PIMC for its review and approval prior to the time the same are sent to Unit Holders, filed with the Securities and Exchange Commission or any state or local regulatory agency, or filed with any taxing authority, as applicable.

     4.4 Access. PIMC shall have the right, at all reasonable times during customary business hours and at its own expense, upon reasonable advance notice to Servicer, to inspect and make copies of the books of account and records of Servicer relating to this Services Agreement and the matters set forth herein, to enable PIMC to monitor the performance by Servicer under this Services Agreement and otherwise to enable PIMC to discharge its obligations under this Services Agreement and its obligations and responsibilities as general partner of the Partnership. Such right may be exercised on behalf of PIMC by any designated agent or employee of PIMC or by an independent certified public accountant designated by PIMC.

     4.5 Maintenance of Books and Records. Without the prior written consent of PIMC, Servicer shall not destroy or otherwise dispose of the books of account and records of Servicer relating to this Services Agreement or the matters set forth herein.


5.   EXCULPATION AND INDEMNIFICATION.
     -------------------------------

     5.1 Exculpation and Indemnification of Servicer. Nothing contained in this Services Agreement shall in any way limit or constitute a waiver of any of the exculpation and indemnification rights to which Servicer may be entitled pursuant to (i) the Partnership Agreement (including without limitation the provisions of Section 22 thereof), (ii) applicable laws, rules and regulations,


and (iii) the provisions of any insurance policy now or hereafter maintained which provides coverage to Servicer.

     5.2 Exculpation and Indemnification of PIMC. Nothing contained in this Services Agreement shall in any way limit or constitute a waiver of any of the exculpation and indemnification rights to which PIMC may be entitled pursuant to (i) the Partnership Agreement (including without limitation the provisions of Section 22 thereof), (ii) applicable laws, rules, and regulations, and
(iii) the provisions of any insurance policy now or hereafter maintained which provides coverage to PIMC.


6.   TERM AND TERMINATION.
     --------------------

     6.1 Term. This Services Agreement shall commence on the Effective Date and shall continue until the completion of the winding up and liquidation of the Partnership and the distribution of all of its assets; provided, however, that this Services Agreement may be sooner terminated by PIMC in the manner provided in Section 6.2 below, and may be sooner terminated by Servicer in the manner provided in Section 6.3 below.

     6.2 Termination by PIMC. If, during the term of this Services Agreement, any of the events listed below shall occur, PIMC, in addition to all of its other rights and remedies, may terminate this Services Agreement upon written notice to Servicer:

          (i) any breach by Servicer of any of the representations, warranties or covenants made by Servicer in this Services Agreement or in any certificate or document executed pursuant hereto or in connection herewith, which breach shall not be cured within thirty (30) days after receipt of written notice thereof from PIMC or within such longer period (but in any event not to exceed one hundred and twenty (120) days), if any, as may be reasonably required to effect such cure by Servicer so long as Servicer is diligently proceeding to effect such cure;

          (ii) the discontinuance or cessation of business by Servicer, including by reason of the bankruptcy of Servicer;

          (iii) a decision made in the good faith judgment of PIMC that termination is required to permit PIMC to satisfy its fiduciary obligations to the Partnership or the Unit Holders;

          (iv) at any time after the Effective Date, the adoption or enactment of any applicable law or governmental rule, requirement, guideline, order or regulation, or any change therein or change in the interpretation or administration thereof, by any judicial or governmental authority which shall make it illegal, impossible or inappropriate for PIMC to engage Servicer to provide the Services;

          (v) a decision made in the good faith judgment of PIMC that Servicer is not acting in the best interests of the Partnership; or

          (vi) the withdrawal, removal or replacement of PIMC as general partner of the Partnership.

     6.3 Termination by Servicer. If, during the term of this Services Agreement, any of the events listed below shall occur, Servicer, in addition to all of its other rights and remedies, may terminate this Services Agreement upon written notice to PIMC:




          (i) a continuing default in the payment of any amounts owing to Servicer under this Services Agreement, which default shall not be cured within ten (10) days after receipt of written notice thereof from Servicer;

          (ii) the breach by PIMC of any of PIMC's representations, warranties or covenants set forth in this Services Agreement or in any certificate or document executed pursuant hereto or in connection herewith (other than those covenants described in clause (i) above dealing with the payment of amounts owing to Servicer under this Services Agreement), which breach shall not be cured within thirty (30) days after receipt of written notice thereof from Servicer or within such longer period (but in any event not to exceed one hundred and twenty (120) days), if any, as may be reasonably required to effect such cure by PIMC so long as PIMC is diligently proceeding to effect such cure;

          (iii) the withdrawal, removal or replacement of PIMC as general partner of the Partnership;

          (iv) at any time after the Effective Date, the adoption or enactment of any applicable law or governmental rule, requirement, guideline, order or regulation, or any change therein or change in the interpretation or administration thereof, by any judicial or governmental authority which shall make it illegal, impossible or inappropriate for Servicer to provide the Services described herein; or

          (v) the amendment of the Partnership Agreement of the Partnership which has a material adverse effect on Servicer's rights, compensation or obligations under this Services Agreement.

     6.4 Effect of Termination. In the event of the termination of this Services Agreement, then the entitlement of Servicer with respect to any compensation provided for in this Services Agreement shall terminate concurrently therewith. Notwithstanding the foregoing, no termination of this Services Agreement shall impair the rights of Servicer to ultimately receive all amounts earned by Servicer under this Services Agreement prior to the effective date of any such termination.

     6.5  Post-Termination Matters.

          Upon the expiration of the term of this Services Agreement or in the event of the earlier termination of this Services Agreement, Servicer shall:

          (i) turn over to PIMC, without charge, all books, records, contracts and documents relating to the Partnership, whether in writing or stored in electro-magnetic or any other form, all bank accounts maintained with respect to the Partnership and/or PIMC, all management summaries relating to the administration of Partnership business, and all management systems utilized to provide the Services, and all other materials generally relating to the Partnership;

          (ii) assign to PIMC all executory contracts to which Servicer is a party which (x) relate primarily to the performance of the Services and
     (y) have been approved by PIMC or otherwise have been entered into in accordance with the provisions of this Services Agreement, whereupon PIMC or an Affiliate of PIMC shall assume the obligations of Servicer to be performed after, and that relate to the period after, the date of such assignment, but only to the extent that such obligations relate to the performance of the Services for the Partnership;




          (iii) offer to sell to PIMC, at the lower of book or market value, such equipment, furnishings and other personal property that Servicer shall then own and shall have utilized in connection with its performance of this Services Agreement that Servicer shall not require (in Servicer's sole discretion) in order to continue its other business activities following termination of this Services Agreement;

          (iv) consent, without the payment of any consideration, to the employment by PIMC, or any other person that PIMC may retain to provide Services to the Partnership following termination of this Services Agreement of any of Servicer's employees whom Servicer shall not require (in Servicer's sole discretion) in order to continue its other business activities; and

          (v) for such period as is reasonably required therefor, generally cooperate in good faith with PIMC in order to facilitate the discharge by PIMC of its obligations under the Partnership Agreement and its obligations under applicable laws, rules, requirements, guidelines, orders and regulations.


7.   ASSIGNMENT.
     ----------

          Servicer shall have no right to assign, give, delegate, convey (including by way of a transfer of control of Servicer), mortgage, license or otherwise transfer or encumber all or any part of its rights, duties, or other interests in this Services Agreement (collectively, an "Assignment"), without the consent of PIMC; provided, however, that such consent shall not be unreasonably withheld with respect to a transfer by Servicer to an Affiliate of Servicer so long as Servicer has given to PIMC at least 60 days prior written notice of a proposed transfer and so long as (i) the proposed transferee is a reputable company in good standing in the jurisdictions in which it operates,
(ii) the proposed transferee undertakes in a manner reasonably satisfactory to PIMC to commit personnel to the provision of Services which are of comparable quality, number and experience to Servicer personnel providing such Services at the time of the proposed assignment, and (iii) the proposed transferee has a net worth of $25,000,000 or more. Any attempted Assignment in violation of this Section 7 shall be a material default under this Services Agreement and, at the option of PIMC, shall be null and void.


8.   CONFLICTS OF INTEREST.
     ---------------------

          PIMC acknowledges and agrees that (i) in addition to providing the Services to PIMC under this Services Agreement, Servicer and its Affiliates may provide services to, and shall be entitled to provide such services from time to time with respect to the separate assets ("Other Assets") and businesses of, GE Capital, its Affiliates and third parties; (ii) in the course of conducting such activities, Servicer may from time to time have conflicts of interest in performing its duties on behalf of the various entities to which it provides services and with respect to the various assets in respect of which it provides services; and (iii) the PIMC board of directors has approved the transactions contemplated by this Services Agreement and desires that such transactions be consummated and in giving such approval the PIMC board of directors has expressly recognized that such conflicts of interest may arise and that when such conflicts of interest arise Servicer shall perform the Services in accordance with the Standard of Performance and the Conflicts Standard.

          If conflicts of interest arise regarding the provision of Services with respect to (i) a particular asset subject to the terms of this Services



Agreement (a "PIMC Managed Asset"), on the one hand, and another asset owned by an investment vehicle sponsored by PIMC as to which Servicer provides management services, on the other hand, or (ii) any PIMC Managed Asset, on the one hand, and Other Assets, on the other hand, Servicer shall perform the Services in good faith and, without limiting the generality of the foregoing, to the extent (x) such PIMC Managed Asset and assets of such investment vehicle or (y) such PIMC Managed Asset and such Other Assets are substantially similar in terms of objectively identifiable characteristics relevant for purposes of the particular Services to be performed, including without limitation characteristics deemed relevant by a potential lessee or purchaser, Servicer shall not discriminate between such PIMC Managed Asset and assets of such investment vehicle or between such PIMC Managed Asset and such Other Assets, respectively, on the basis of ownership, fees payable to Servicer in respect of a particular transaction, or on an unreasonable basis. (The standards set forth in this Section 8 shall be referred to collectively as the "Conflicts Standard").


9.   NO THIRD PARTY BENEFICIARIES.
     ----------------------------

          Under no circumstances shall any provision of this Services Agreement be deemed to be for the benefit of or enforceable by any person or entity other than PIMC and Servicer (and their respective permitted successors and assigns) and, to the extent expressly provided herein, their respective Affiliates.


10.  MISCELLANEOUS.
     -------------

     10.1 No Commingling. The funds of PIMC shall not be commingled by Servicer with the funds of any other person or entity. The funds of the Partnership shall not be commingled by Servicer with the funds of any other person or entity, except as expressly permitted by the Partnership Agreement.

     10.2 Successors and Assigns. Without limiting the restrictions on Assignment set forth in Section 7, this Services Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

     10.3 Governing Law. This Services Agreement shall be construed in accordance with the laws of the State of California, and venue for any legal action arising out of this Services Agreement shall be in San Francisco County, California.

     10.4 Entire Agreement. This Services Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any prior oral or written agreement between the parties respecting the subject matter hereof.

     10.5 Waivers. Neither this Services Agreement nor any of the terms hereof may be terminated, amended or waived orally by the parties, but only by an instrument in writing signed by the party against which enforcement of the termination, amendment or waiver is sought. Notwithstanding the foregoing provisions of this Section 10.5, the rights and obligations of the parties hereunder shall be automatically modified from time to time hereunder to the extent and in the manner necessary to make this Services Agreement and the rights and obligations of the parties hereunder comply with any and all applicable federal, state and local laws, rules and regulations.

     10.6 Counterparts. This Services Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not


be necessary in making proof of this Services Agreement to produce or account for more than one such counterpart.

     10.7 Independent Contractor Relationship. This Services Agreement is not intended to and shall not create any relationship of principal and agent, partnership, joint venture, employer and employee or any other relationship, association or affiliation whatsoever between the parties, except for that of independent contractor.

     10.8 Further Assurances. Each party covenants on behalf of itself, its successors and assigns, to execute, with acknowledgment or affidavit if required, any and all documents and writings which may be necessary or desirable to carry out the purposes of this Services Agreement.

     10.9 Severability. In the event that any provision of this Services Agreement, or the application of such provision to any person, entity or set of circumstances, shall be deemed invalid, unlawful or unenforceable to any extent, the remainder of this Services Agreement, and the application of all such provisions to persons, entities or circumstances other than those determined invalid, unlawful or unenforceable shall not be affected and shall continue to be enforceable to the fullest extent permitted by law.

     10.10  Notices.

          (a) All notices, demands or requests provided for or permitted to be given pursuant to this Services Agreement must be in writing. All notices, demands and requests to be sent to PIMC or the Partnership pursuant hereto shall be deemed to have been properly given if served by personal delivery, by depositing the same in the United States mail, postpaid, by depositing the same with any reputable overnight mail courier, or by transmission of same by telecopy or similar service, at the following address:

        Until September 1, 1994:

                  Polaris Investment Management Corporation
                  Four Embarcadero Center, 40th Floor
                  San Francisco, CA  94111
                  Attention:  James Linnan

        After September 1, 1994:

                  Polaris Investment Management Corporation
                  201 Mission Street
                  San Francisco, CA  94105
                  Attention:  James Linnan

        with a copy at any time to:

                  Polaris Investment Management Corporation
                  1600 Summer Street
                  Stamford, CT  06927-1559
                  Attention:  Howard Feinsand

             (b) All notices, demands or requests to be sent to Servicer pursuant hereto shall be deemed to have been properly given if served by personal delivery, by depositing the same in the United States mail, postpaid, by depositing the same with any reputable overnight mail courier, or by transmission of same by telecopy or similar service, at the following address:



                  GE Capital Aviation Services, Inc.
                  1600 Summer Street
                  Stamford, CT  06927-1559
                  Attention:  President

        with a copy to:

                  GE Capital Aviation Services, Inc.
                  1600 Summer Street
                  Stamford, CT  06927-1559
                  Attention:  General Counsel

             (c) Unless another requirement is specifically set forth in any Section hereof, each notice, demand and request shall be effective upon personal delivery, upon confirmation of receipt of the applicable telecopy, or three (3) business days after the date on which the same is deposited in the United States mail or with any reputable overnight mail courier in accordance with the foregoing requirements. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall not adversely impact the effectiveness of any such notice, demand or request.

             (d) By giving to the other parties at least ten (10) days' written notice thereof, the parties hereto, and their respective permitted successors and assigns, shall have the right from time to time and at any time during the term of this Services Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

        10.11 Titles and Captions. Paragraph titles or captions contained in this Services Agreement are inserted only as a matter of convenience and for reference. Such titles and captions in no way define, limit, extend or describe the scope of this Services Agreement nor the intent of any provisions hereof.

        10.12 Amendments to Partnership Agreement. PIMC hereby covenants and agrees that it shall give to Servicer prompt written notice of any amendment to the Partnership Agreement proposed by PIMC or, to PIMC's knowledge, proposed by Unit Holders of the Partnership.

        10.13 Attorneys' Fees. If any party hereto brings an action to enforce the terms hereof or to obtain a declaration of the rights of such party hereunder, the prevailing party in any such action, upon its final resolution, shall be entitled to such party's reasonable attorneys' fees to be paid by the losing party.

        10.14 Additional Insured. PIMC agrees that Servicer may add itself and its Affiliates as additional insured parties (at the expense of the Partnership to the extent permitted by the Partnership Agreement) under any blanket insurance program applicable to the Partnership that is in effect from time to time with respect to the Services provided hereunder.

        10.15  Net Worth of Servicer.

             (a) Servicer represents and warrants that no later than 30 days after the date this Services Agreement has been fully executed, its net worth (calculated in accordance with generally accepted accounting principles) will be greater than $25,000,000. Servicer covenants and agrees that from and after the date Servicer's net worth is greater than $25,000,000 as provided in the immediately preceding sentence, Servicer will not pay or permit to be paid any


dividends or make any other distributions to its shareholder or shareholders which would have the result of reducing Servicer's net worth to the extent that Servicer's net worth following any such reduction would be less than $25,000,000.

             (b) Within one hundred twenty (120) days after the end of each calendar year during the term of this Services Agreement, Servicer shall cause to be delivered to PIMC a balance sheet setting forth Servicer's net worth as of the last day of such calendar year (calculated in accordance with generally accepted accounting principles).
























































             IN WITNESS WHEREOF, the parties have executed this Services Agreement as of the Effective Date.


SERVICER:

        GE CAPITAL AVIATION SERVICES, INC.
        a Delaware corporation



        By:    /S/ Howard L. Feinsand
               ----------------------
        Name:  Howard L. Feinsand
               ------------------
        Its:   Senior Vice President
               ---------------------


PIMC:

        POLARIS INVESTMENT MANAGEMENT CORPORATION, a California corporation



        By:    /S/ Howard L. Feinsand
               ----------------------
        Name:  Howard L. Feinsand
               ------------------
        Its:   Senior Vice President
               ---------------------































